Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

AOL INC.

AOL Inc., a corporation organized and existing under the laws of the State of Delaware, DOES HEREBY CERTIFY AS FOLLOWS:

1.        The name of the corporation is AOL Inc. The original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on            , 2009.

2.        This Amended and Restated Certificate of Incorporation, which both amends and restates the provisions of the corporation’s Certificate of Incorporation, has been duly adopted in accordance with Section 245 of the Delaware General Corporation Law of the State of Delaware.

3.        The Certificate of Incorporation of the corporation is hereby amended and restated to read in its entirety as follows:

ARTICLE I

The name of the corporation (hereinafter called the “Corporation”) is AOL Inc.

ARTICLE II

The address of the Corporation’s registered office in the State of Delaware is 2711 Centerville Road, Suite 400, City of Wilmington, County of New Castle, Delaware 19808. The name of the Corporation’s registered agent at such address is Corporation Service Company.

ARTICLE III

The purpose of the Corporation is to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of the State of Delaware (the “DGCL”).

ARTICLE IV

SECTION 1. The total number of shares of all classes of stock which the Corporation shall have authority to issue is              shares, consisting of (1)              shares of Preferred Stock, par value $0.01 per share (“Preferred Stock”), and (2)              shares of Common Stock, par value $0.01 per share (“Common Stock”). The number of authorized shares of Preferred Stock or Common Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority in voting power of the stock of the Corporation entitled to vote thereon irrespective of Section 242(b)(2) of the DGCL (or any successor provision thereto), and no vote of the holders of Preferred Stock or Common Stock voting separately as a class shall be required therefor.

SECTION 2. The Board is hereby expressly authorized, subject to any limitations prescribed by applicable law, by resolution or resolutions, to provide, out of the unissued shares of Preferred Stock, for series of Preferred Stock and, with respect to each such series, to fix the number of shares constituting such series and the designation of such series, the voting powers (if any) of the shares of such series, and the preferences and relative, participating, optional or other rights, if any, and any qualifications, limitations or restrictions thereof, of the shares of such series. The voting powers, preferences and relative, participating, optional and other rights of each series of Preferred Stock, and the qualifications, limitations and restrictions thereof, if any, may differ from those of any and all other series at any time outstanding.

SECTION 3. (a) Each holder of Common Stock, as such, shall be entitled to one vote in person or by proxy for each share of Common Stock held of record by such holder on all matters on which stockholders generally are entitled to vote; provided, however, that, except as otherwise required by law, holders of Common Stock, as such, shall not be entitled to vote on any amendment to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) that relates solely to the terms of one or more outstanding series of Preferred Stock if the holders of such affected series are entitled, either separately or together with the holders of one or more other such series, to vote thereon pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to any series of Preferred Stock) or pursuant to the DGCL.

(b) Except as otherwise required by applicable law, holders of a series of Preferred Stock shall be entitled only to such voting rights, if any, as shall expressly be granted thereto pursuant to this Article IV (including any certificate of designation relating to such series).

(c) Upon the dissolution, liquidation or winding up of the Corporation, subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, the holders of Common Stock, as such, shall be entitled to receive the assets of the Corporation available for distribution to its stockholders ratably in proportion to the number of shares held by them.

ARTICLE V

SECTION 1. The business and affairs of the Corporation shall be managed by or under the direction of the Board. Except as may otherwise be fixed pursuant to Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock (including any certificate of designation relating to such series of Preferred Stock), the number of directors of the Corporation shall be fixed from time to time exclusively by the Board. The directors, other than those who may be elected by holders of any series of Preferred Stock voting separately pursuant to this Amended and Restated Certificate of Incorporation (including any certificate of designation relating to such series of Preferred Stock), shall be elected by the stockholders entitled to vote thereon at each annual meeting of stockholders. Each director shall hold office until the next annual meeting of stockholders and until such director’s successor shall have been elected and qualified, or until his or her earlier death, resignation, disqualification or removal from office. The election of directors need not be by written ballot. No decrease in the number of directors constituting the Board shall shorten the term of any incumbent director.

SECTION 2. Except as may otherwise be fixed pursuant to Article IV of this Amended and Restated Certificate of Incorporation relating to the rights of the holders of any series of Preferred Stock (including any certificate of designation relating to such series of Preferred Stock), newly created directorships resulting from any increase in the number of directors and any vacancies in the Board resulting from death, resignation, disqualification or removal from office, shall, unless otherwise determined by the Board, be filled exclusively by a majority of the directors then in office (and not by stockholders), although less than a quorum, or by a sole remaining director.

SECTION 3. There shall be no limitation on the qualifications of any person to be a director or on the ability of any director to vote on any matter brought before the Board, except (i) as required by applicable law, (ii) as set forth in this Amended and Restated Certificate of Incorporation or (iii) solely with respect to the qualifications of a person to be a director, as stated in the Amended and Restated By-laws of the Corporation.

SECTION 4. Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any director or the entire Board may be removed, with or without cause, such removal to require the affirmative vote of shares representing at least a majority of the votes entitled to be cast by the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation.

ARTICLE VI

Subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, any action required or permitted to be taken by the stockholders of the Corporation may be effected only at a duly called annual or special meeting of stockholders of the Corporation and may not be effected by consent in writing by such stockholders. Except as otherwise required by applicable law or permitted by the Amended and Restated

By-laws of the Corporation and subject to the rights, if any, of the holders of any outstanding series of Preferred Stock, special meetings of stockholders of the Corporation may not be called by the stockholders.

ARTICLE VII

In furtherance of the powers conferred upon it by applicable law, the Board is expressly authorized to adopt, repeal, alter or amend the Amended and Restated By-laws of the Corporation. In addition to any requirements of law and any other provision of this Amended and Restated Certificate of Incorporation or any resolution or resolutions of the Board adopted pursuant to Article IV of this Amended and Restated Certificate of Incorporation (and notwithstanding the fact that a lesser percentage may be specified by law or any such resolution or resolutions), the affirmative vote of the holders of not less than a majority of the combined voting power of the then outstanding shares of all classes and series of capital stock of the Corporation entitled generally to vote on the election of the directors of the Corporation (the “Voting Stock”), voting together as a single class, shall be required for stockholders to adopt, amend, alter or repeal any provision of the Amended and Restated By-laws of the Corporation.

ARTICLE VIII

In addition to any requirements of applicable law and any other provisions of this Amended and Restated Certificate of Incorporation, the affirmative vote of the holders of not less than a majority of the combined voting power of the then outstanding shares of Voting Stock, voting together as a single class, shall be required to amend, alter or repeal, or adopt any provision inconsistent with, this Amended and Restated Certificate of Incorporation.

ARTICLE IX

SECTION 1. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits the limitation or elimination of the liability of directors, no director of the Corporation shall be liable to the Corporation or its stockholders for monetary damages for breach of fiduciary duty as a director. No amendment to or repeal of this Article IX shall apply to or have any effect on the liability or alleged liability of any director of the Corporation for or with respect to any acts or omissions of such director occurring prior to the date of such amendment or repeal.

SECTION 2. To the fullest extent that the DGCL or any other law of the State of Delaware as it exists or as it may hereafter be amended permits, the Corporation may (i) indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the Corporation, or is or was serving at the request of the Corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding and, in all cases, otherwise on such terms and conditions as the Board may determine and (ii) advance all costs and expenses (including reasonable attorneys’ fees and expenses) incurred by any current or former director or officer, with respect to any one or more actions, suits or proceedings, whether civil or criminal, administrative or investigative, on such terms and conditions as the Board may determine.